As filed with the Securities and Exchange Commission on November 13, 2024

Registration No. 333-266988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-266988

UNDER

THE SECURITIES ACT OF 1933

Instructure Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4325548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

(800) 203-6755

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew A. Kaminer

Chief Legal Officer

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

(800) 203-6755

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Marni J. Lerner

Johanna Mayer

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

(212) 455-1000

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  1 relates to the Registration Statement on Form S-3 (File No. 333-266988) (the “Registration Statement”) of Instructure Holdings, Inc., a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission (the “SEC”) on August 19, 2022 to register (i) up to 122,065,804 shares of the Registrant’s common stock, par value $0.01 per share, and (ii) an indeterminate number of (a) shares of common stock, (b) depositary shares, (c) shares of preferred stock, (d) senior debt securities, (e) subordinated debt securities, (f) warrants, (g) rights and (h) units, with an aggregate initial offering price of all such securities described in clause (ii) sold pursuant to the Registration Statement not to exceed $800 million. The Registration Statement was declared effective on August 25, 2022. This Post-Effective Amendment No. 1 is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the Registration Statement.

On November 13, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 25, 2024, by and among the Registrant, Icon Parent Inc., a Delaware corporation (“Parent”), and Icon Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly-owned subsidiary of Parent.

In connection with the foregoing, the Registrant has determined to terminate the offerings of the Registrant’s securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all of the securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah, on November 13, 2024.

Instructure Holdings, Inc.

By:	/s/ Matthew A. Kaminer
Name: Matthew A. Kaminer
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.